UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2007

CALLWAVE, INC.

(Exact Name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-50958	77-0490995
(Commissioner File Number)	(IRS Employer Identification No.)

136 West Canon Perdido Street, Suite A, Santa Barbara, California 93101

(Address of principal executive offices)

(805) 690-4100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act of (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act of (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

As most recently reported in the Quarterly Report on Form 10-Q for the quarter ended December 31, 2006, as filed on February 13, 2007, CallWave was involved in a dispute with Catch Curve, Inc., a Delaware corporation, and j2 Global Communications, a Delaware corporation (collectively “j2 Global”). The matters concerned allegations that Callwave’s operations infringed certain patents of j2 Global, and were the subject of two actions pending in the United States District Court for the Central District of California (Action Nos. 04-7068 and 05-4819).

Effective March 13, 2007, CallWave and j2 Global entered into a Patent License and Settlement Agreement (the “Agreement”). In the Agreement, CallWave and j2 Global agreed to resolve all of j2 Global’s outstanding patent infringement claims.

In addition, under the terms of the Agreement, CallWave has agreed to pay $4 million to j2 Global for a fully paid-up, nonexclusive license to use the Licensed Patents (as that term is defined in the Agreement) for non-fax services. In addition, CallWave will pay a running royalty of at least 10% for a non-exclusive license to use the Licensed Patents for fax services.

CallWave and j2 Global have agreed to dismiss all pending litigation.

Item 7.01	Regulation FD Disclosure.

CallWave and j2 Global issued a joint press release dated March 14, 2007. The press release announced the Agreement. The press release is filed as Exhibit 99.1 and is hereby incorporated by reference in its entirety. The information in this Item 7.01 and the attached exhibit is being furnished (not filed) under Item 7.01 of Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

99.1	Press Release dated March 14, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALLWAVE, INC.,

Date: March 14, 2007	By:	/s/ Mark Stubbs
Mark Stubbs
Chief Financial Officer